UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2007

BNCCORP, Inc.
(Exact name of registrant as specified in its charter)

            Delaware                                                    0-26290                                                                       45-0402816
             (State of incorporation)                                      (Commission File Number)       (IRS Employer Identification No.)

            322 East Main, Bismarck, North Dakota                                                                   58501
                     (Address of principal executive offices)                                                               (Zip Code)

(701) 250-3040
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                Other Events

BNCCORP, Inc. (“BNC”) has previously announced it completed the sale of substantially all of the assets of its insurance brokerage subsidiary. BNC anticipates recording a pre-tax gain on the sale of approximately $6 million, depending on the final determination of costs incurred in connection with the sale.

Since completing the asset sale, which allowed the Company to take steps to accelerate its ongoing efforts to improve its net interest income, BNC has moved to reposition its balance sheet.  The pre-tax charges associated with the transactions undertaken to date was approximately $3.6 million.  Details on the balance sheet repositioning are summarized as follows:

•	Sold $60 million of lower yielding securities with a weighted average book yield of approximately 4.10%.

•	Used proceeds from the securities sales and other available funds to prepay $62.2 million of Federal Home Loan Bank borrowings with a weighted average cost of approximately 6.10%.

•
Purchased $17.8 million of loans; the purchase of loans was permissible due to the increased lending limits resulting from the sale.  There are approximately $12 million of other loans that are anticipated to be purchased in the foreseeable future.

Together, these transactions are expected to improve BNC’s net interest income and reduce interest rate risk. It is anticipated these transactions will mitigate the loss of income previously generated by the insurance brokerage subsidiary.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BNCCORP, INC.

Date: June 20, 2007	By:	/s/ Gregory K. Cleveland
Gregory K. Cleveland
President

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